Exhibit 10.13

FORM OF
NON-QUALIFIED SALARY
CONTINUATION AGREEMENT

This Agreement is entered into as of the                      of                     , by and between Doane Pet Care Company, a Delaware Corporation domiciled in the City of Brentwood, State of Tennessee (hereinafter called the “Company”) and                                         , an individual of the full age of majority (hereinafter called “Employee”).

W I T N E S S E T H:

      WHEREAS, Employee’s experience, knowledge and ability are extremely valuable to the Company and the Company believes the future services of Employee will be of great value to the Company; and

      WHEREAS, the Company desires to provide a benefit to the Employee to encourage the Employee’s continued employment with the Company until his or her death or retirement.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Continuation of Employment

      (a) Employee shall continue in the employ of the Company in accordance with and subsequent to the terms and conditions of existing or future employment agreements (if any). However, nothing contained herein shall give Employee any right to Employment with the Company. For purposes of this Agreement, an Employee’s Retirement Date shall be the first (1st) day of the month immediately following his or her sixty-fifth (65th) birthday.

      (b) Employee agrees to serve the Company faithfully and to the best of his or her ability, under the direction of the Company, devoting his or her entire time, energy and skill during regular business hours to such employment, and to perform from time to time such services and to act in such capacity as the Company shall request.

      (c) Except as provided for below, this Agreement shall not supersede any other agreement between the Company and Employee, nor shall it in any way affect Employee’s salary, other compensation or benefits or any present or future participation in any 401(K), profit-sharing or other plan of compensation. This Agreement specifically supersedes all prior Agreements regarding Salary Continuation or Deferred Compensation entered into between the parties hereto.

2.	Benefit Payments

      The benefits provided herein with respect to retirement or death shall constitute a liability of the Company to the Employee and/or his or her beneficiaries in accordance with the provisions of this Agreement. The rights of Employee and his or her beneficiaries under this Agreement shall be solely those of an unsecured creditor of the Company. Any insurance policy which may be acquired by the Company in connection with the liabilities assumed by it hereunder shall not, except as otherwise expressly provided, be deemed to be held under any trust for the benefit of Employee or his or her beneficiaries or to be security for the performance of the obligations of the Company, but shall be, and remain, a general, unpledged, unrestricted asset of the Company. This Agreement is intended to be an unfunded excess benefit plan as defined under Section 3(36) of ERISA.

3.	Payment of Benefits

      (a) Death. If Employee dies prior to attaining age fifty-five (55) and while in the employment of the Company, the Company shall pay to the Employee’s designated beneficiary or beneficiaries a death benefit equal to $                     for one (1) year and $                     for each remaining year until what would have been the sixty-fifth (65th) birthday of the deceased Employee. Payments shall be made on an annual basis and shall commence on the first day of the month following Employee’s death.

      If Employee dies after attaining age fifty-five (55) but prior to attaining age sixty-five (65) and while in the employment of the Company, the Company shall pay to the Employee’s designated beneficiary or beneficiaries a death benefit equal to $                     for one (1) year and $                     a year for the next nine (9) years. Payment shall be made on an annual basis and shall commence on the first day of the month following Employee’s death.

      Employee shall file a beneficiary designation form with the Company indicating the name, address and relationship to Employee of each primary and contingent beneficiary. This designation may be changed by Employee by filing a new beneficiary form with the Company. In the event Employee fails to file a beneficiary designation, payment shall be made to Employee’s surviving spouse, if any, or in the event of no surviving spouse, to Employee’s probate estate. If the Company determines, for any reason, that it is uncertain as to whom payment of the benefit should be made, the Company, without liability to those entitled to the benefit or any others, may withhold payment until instructed to make payment by order of a court of competent jurisdiction. Any payment of any installment made by the Company in good faith shall fully discharge the Company from its obligations regarding the payment of such paid installment.

      (b) Retirement. Subject to Employee satisfying the terms and conditions of this Agreement, including Employee’s continued employment with the Company until his or her Retirement Date at age sixty-five (65), Employee shall receive a retirement benefit equal to $                    . This benefit shall be paid to Employee in ten (10) equal annual installments of $                    , this amount to be paid without interest. The ten (10) annual installments shall be paid to Employee during Employee’s life; provided, however, if Employee dies prior to receipt of any or all payments, Employee’s beneficiary or beneficiaries shall receive the remaining installments yet unpaid. The installments shall be paid on the first day of the month following the Employee’s sixty-fifth (65th) birthday and thereafter on the same date of each succeeding year until fully paid. Payments to beneficiaries shall be treated in the same manner as provided for in section 3(a) if there is any conflict regarding the proper party to receive payment.

      (c) Disability. In the event Employee becomes unable to fulfill his or her duties of employment due to Disability as hereinafter defined prior to retirement, Employee shall continue to be considered in the employment of the Company during the period of Disability for the purposes of receiving death and retirement benefits under this Agreement, even though the Employee’s employment with the Company is terminated as a result of said disability. If Employee is covered under a disability insurance policy maintained by the Company, Employee shall be deemed Disabled for purposes of this paragraph upon a determination of Total and Permanent Disability by the insurer. If Employee is not covered under a disability insurance policy maintained by the Company, Disability shall be defined as any disability resulting from bodily injury or disease occurring after the effective date of this Agreement which (a) during the first 24 months of disability prevents the insured from performing substantially all the work of his or her regular occupation, and (b) thereafter, wholly prevents the insured from engaging in any gainful occupation for which he or she is or may become reasonably fitted by reason of his or her education, training or experience. The entire and irrevocable loss of sight of both eyes or the complete loss or use of both hands or both feet or one hand and one foot will be considered total disability.

      (d) Leave of Absence. If Employee is authorized, in writing, by the Company to take a leave of absence from his or her employment, Employee shall continue to be considered in the employment of the Company during the leave of absence for purposes of receiving death and retirement benefits under this Agreement.

      (e) Termination of Employment/Early Retirement. If Employee has been employed by the Company for a period of not less than ten (10) years, and his or her employment with the Company is terminated at any time after reaching his or her fifty-fifth (55th) birthday, the Employee shall be entitled to receive benefits under this Agreement. Employee’s early termination benefit shall be determined by multiplying the retirement benefit at age sixty-five (65) provided for in section 3(b) by the applicable percentage in the following table:

Retirement Age	Percentage
65	100.0%
64	94.3%
63	89.0%
62	84.0%
61	79.2%
60	74.7%
59	70.5%
58	66.5%
57	62.7%
56	59.2%
55	55.8%

Percentages for durations other than full years shall be determined by straight line interpolation. The reduced termination benefits shall be paid under the terms and conditions of Section 3(b) except that the installments shall be paid on the first day of the month following Employee’s early termination.

      (f) Termination Prior to Age 55. If Employee’s employment with the Company is terminated prior to the Employee attaining age fifty-five (55), but after ten (10) years of employment with the Company, Employee shall only be entitled to purchase the Accumulated Account Value of the key man insurance policy or policies maintained by the Company on the life of Employee under this plan for a price equal to the accumulated cash value as of the next anniversary date of the policy. Employee shall have no further rights under this Agreement.

      (g) Forfeiture of Benefits. Except as provided for in Sections 3(e) and (f) above, if Employee’s employment with the Company is terminated for any reason other than death or disability, no benefits shall be due under this Agreement and all such amounts shall be forfeited. Notwithstanding any provision of this Agreement to the contrary, no death benefits shall be provided under this Agreement in the event Employee commits suicide within two (2) years of the earlier of the date of execution of this Agreement or the date of execution of any previous Salary Continuation Agreement between the parties, if any.

      (h) Deferred Retirement. If Employee satisfies the terms and conditions of the Agreement and continues to work past his or her Retirement Date, Employee shall receive, within thirty (30) days after reaching his or her Retirement Date, a retirement benefit in the amount and under the terms and conditions provided under section 3(b) of this Agreement.

      (i) Alternate Form of Payment. Notwithstanding any other provision of this Agreement to the contrary, Employee (or his or her beneficiary) shall have the right, with the consent of the Company, to elect that the benefit be paid in the form of a lump sum payment equal to the actuarial equivalent of the installment payments discounted at a rate of interest equal to six percent (6%).

4.	Non-Alienation of Benefits.

      No benefit payable to Employee or his or her beneficiary or beneficiaries hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to do so shall be void. No benefit shall in any way be subject to the debts, contracts, liabilities, encumbrances or torts of the person entitled to benefits, nor shall it be subject to judgment or legal process for or against the person. The payments to be made under this Agreement are expressly declared non-assignable and non-transferable.

5.	Binding Effect

      This Agreement shall be binding upon the parties hereto, their heirs, assigns, successors, executors and administrators, and they agree to execute any and all instruments necessary for the fulfillment of the terms of this Agreement. However, nothing herein contained shall be deemed to give Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Employee at any time pursuant to law or existing or future employment agreements (if any), nor shall this Agreement be deemed to require Employee to remain in the Company’s employ, nor shall it interfere with Employee’s right to terminate his or her employment at any time.

6.	Merger or Consolidation

      The Company agrees that it will not merge or consolidate with any other Company or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Company under this Agreement. The Company further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth, without having made adequate provision for its obligations under this Agreement to be fulfilled. In the event of any default by the Company under this paragraph only, Employee (or his or her beneficiaries) shall have a continuing lien for the amount required to assure performance of this Agreement upon all corporate assets, including any transferred assets, until such default is corrected.

7.	Amendment or Termination

      During Employee’s lifetime this Agreement may be amended in any particular manner by the mutual written agreement of Employee and the Company. Any modification of the benefit formula under Section 3(a) or (b) of this Agreement shall be in writing and shall be made a part of this Agreement. The modification of benefit shall appear as an attachment which shall be titled “Schedule I — Modification of Benefits.” Schedule I shall list the change in benefits, the effective date of the change, the signature of the Employee and the authorized signature of an officer of the Company who has signed on behalf of the Company.

8.	Notices

      Any notice or election which shall be or may be given under this Agreement shall be in writing and shall be mailed by United States mail, postage prepaid, addressed as follows:

      (a) to the Company at Doane Pet Care Company, Attn: Chief Executive Officer, 210 Westwood Place; Suite 300, Brentwood, Tennessee, 37027, and

      (b) to Employee at his or her last known address supplied to the Company.

          Any party may change the address to which notices to it shall be mailed by giving notice of the new address in the manner provided for herein.

9.	Arbitration

      Unless otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered into any Court having jurisdiction thereof.

10.	Applicable Law

      This Agreement shall be construed under the laws of Tennessee.

11.	Benefits Not Treated as Compensation

      Any benefits payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any profit sharing plan, pension plan or any other arrangement of the Company for the benefit of its employees.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

WITNESS:	EMPLOYEE:

[Printed Name]

DOANE PET CARE COMPANY

WITNESS:

[Printed Name]
[Title]

BENEFICIARY DESIGNATION FORM
FOR
DOANE PET CARE COMPANY
NON-QUALIFIED SALARY CONTINUATION AGREEMENT

I hereby designate the following to be my beneficiary and to receive payments under the Non-Qualified Salary Continuation Agreement dated as of                      between myself and Doane Pet Care Company.

PRIMARY BENEFICIARY

NAME:

RELATIONSHIP:

SECONDARY BENEFICIARY

NAME:

RELATIONSHIP:

This designation is revocable and any change must be filed with Doane Pet Care Company. This designation form, and any amended or substituted designation, must be attached to the Non-Qualified Salary Continuation Agreement.

Date	[Printed Name]